                                                                    EXHIBIT 12.1


                             RENAL CARE GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)




                                                                        YEAR ENDED DECEMBER 31,                       SIX MONTHS
                                              --------------------------------------------------------------------       ENDED
                                                1999            2000          2001           2002            2003    JUNE 30, 2004
                                              --------       --------       --------       --------       --------   -------------
EARNINGS ADJUSTED FOR FIXED CHARGES:
   Income before income taxes                 $ 78,454       $ 86,165       $123,932       $149,129       $164,598     $ 95,788
                                              ========       ========       ========       ========       ========     ========
Add:
   Interest expense and amortization of
      financing costs                            6,311          5,068          4,092          2,611          1,621          509
   Interest portion of rental expense            3,438          3,833          4,525          5,415          6,146        3,911
                                              --------       --------       --------       --------       --------     --------
                                                 9,749          8,901          8,617          8,026          7,767        4,420
                                              --------       --------       --------       --------       --------     --------
EARNINGS                                      $ 88,203       $ 95,066       $132,549       $157,155       $172,365     $100,208
                                              ========       ========       ========       ========       ========     ========
FIXED CHARGES:
Interest expense and amortization
  of financing costs                          $  6,311       $  5,068       $  4,092       $  2,611       $  1,621     $    509
Capitalized interest                               300            275            145             --             --
Interest portion of rental expense               3,438          3,833          4,525          5,415          6,146        3,911
                                              --------       --------       --------       --------       --------     --------
TOTAL FIXED CHARGES                           $ 10,049       $  9,176       $  8,762       $  8,026       $  7,767     $  4,420
                                              ========       ========       ========       ========       ========     ========
Ratio of earnings to fixed charges(A)              8.8           10.4           15.1           19.6           22.2         22.7
                                              ========       ========       ========       ========       ========     ========

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(A) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before provision for income taxes plus fixed charges other than interest capitalized during the period. Fixed charges are defined as the total of interest expense, amortization of financing costs, and the estimated interest portion of rental expense on operating leases.